THIS MASTER LICENSE AGREEMENT IS SUBJECT TO AN AMENDED AND RESTATED INTERCREDITOR AGREEMENT OF EVEN DATE, AS SUCH AGREEMENT MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, BY AND AMONG FLEXTRONICS INDUSTRIAL, LTD AND OBSIDIAN AGENCY SERVICES, INC. A COPY OF THE INTERCREDITOR AGREEMENT IS AVAILABLE FROM FLEXTRONICS INDUSTRIAL, LTD. UPON WRITTEN REQUEST.

MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (this “Agreement”), dated as of June 9 , 2017 (the “Effective Date”), is by and between Enphase Energy, Inc., a Delaware corporation having its business at 1420 North McDowell Boulevard, Petaluma, California 94954 (“Enphase”) and Flextronics Industrial, Ltd., a Mauritius corporation having its place of business at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“Flextronics”).

WHEREAS, Enphase desires to license its Intellectual Property relating to microinverters, storage products and data gateways for capturing and exploiting solar energy, including certain issued and pending patents, to Flextronics in order for Flextronics to market, manufacture, and sell such microinverters, storage products and data gateways as further set forth in this Agreement. (Individually, Enphase and Flextronics are referred to herein as a “Party” and together as the “Parties.”)

NOW, THEREFORE, the Parties agree as follows:
1.DEFINITIONS. Certain terms are defined in the body of this Agreement. When used in this Agreement or in any applicable Product Authorization as defined terms, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any Party, each person or entity that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Party. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
“Assemble-Build Intellectual Property” means all Patents, Software, instructions, schematics, assembly and engineering drawings, process documentation, and test specifications required or desirable for marketing, manufacturing or selling the Products;
“Envoys” mean internet-ready data gateway devices that gather production data from each microinverters and delivers this data to the Borrrower’s proprietary, cloud-based data management platform.
“Initial Sale” means the first sale by Flextronics or any of its Affiliates to an Person not an Affiliate of any of the Products.
“Intellectual Property” means all United States and foreign: (a) inventions and discoveries (whether patentable or unpatentable, whether or not reduced to practice, and/or whether developed alone or jointly with others) and all improvements thereto; (b) Patents; (c) Marks; (d) copyrights (registered or unregistered), copyrightable works, rights of authorship, and registrations and applications for registration thereof and renewals thereof; (e) Software; (f) all other trade secrets and other confidential or proprietary information (including without limitation ideas, technologies, know-how, manufacturing and production processes and techniques, algorithms, formulae, schematics, databases, research and development information, drawings, schematics, specifications, prototypes, work-in-process, bills of materials, designs and design files (including CAD files and drawings), mask works and mask work registrations, plans, proposals, technical data, pricing data, marketing data, financial records, technical or product manuals or other documentation, customer and supplier lists and other proprietary information, data or materials); (g) copies and tangible embodiments thereof (in whatever form or medium), and all modifications, improvements, enhancements and derivative works of any of the foregoing; and (h) rights in or to any of the foregoing, including any licenses and any rights to sue and collect remedies for any past, present and future infringement of any of the foregoing, and rights of priority and protection of interests therein under the laws of any governmental authority.
"Inverters" mean ASIC-based, module-level electronic devices that convert DC energy harvested from an individual solar panel into AC energy ready for immediate consumption, storage, or delivery back to the grid.
“Manufacturing Services Agreement” means the Flextronics Manufacturing Services Agreement dated March 1, 2009 by and between Enphase and Flextronics, as amended or otherwise modified.
“Marks” means all trademarks, trade names, trade dress, service marks, service names, brands, logos, designs, slogans, product names, corporate names or Internet domain names, together with all of the designs used by Enphase prior to the Effective Date and the goodwill symbolized thereby and associated therewith, and registrations and applications for registration thereof and renewals thereof, including but not limited to the trademarks and services marks that are the subject of the following current or pending registrations at the U.S. Patent and Trademark Office:
ENPHASE, Reg. 4,056,628
ENPHASE ENERGY, Reg. Nos. 3595609 and 4056580
ENVIRON, Reg. 4,071,569
ENLIGHTEN, Reg. 3,758,421
ENLIGHTEN MANAGER, Reg. 4,514,077
MY ENLIGHTEN, Reg. 4,514,076
E, Ser. 87/079,116
[E], Reg. 1,263,188
“Patents” means all patents, patent applications, patent and invention disclosures, and all other rights of inventorship, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof and any amendment thereto as a result of re-examination, inter parties review or post grant review.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency
“Products” means those products listed and described on Exhibit A attached hereto.
“Product Specifications” means product specifications pertaining to the Products.
“Software” means all computer software (including operating systems, application programs, application program interfaces, firmware and software embedded with any equipment, product, prototype or DSP chip, including without limitation source code, source code engines, source data files and object code thereof), software development tools (including without limitation assemblers, compilers, converters, utilities, compression tools, and scripts), libraries, algorithms, routines, subroutines, commented and documented code, programmer’s notes, system architecture, logic flow, data, technical specifications, modules, computer applications and operating programs, interfaces, databases and documentation thereof, including any modifications, enhancements and derivative works of any of the computer software programs described above.
“Term” shall have the meaning provided in Section 6.1.
“Third-Party IP” means any intellectual property rights that are owned by a person or entity not a party to this Agreement, not including an Affiliate of any Party.
2.    RIGHTS GRANTED
2.1    Enphase’s Assemble-Build Intellectual Property. Under this Agreement and according to these terms, Enphase hereby grants to Flextronics a limited, non-exclusive, non-transferable (provided, however, that the license shall be fully transferable and/or sublicenseable to one or more Affiliates of Flextronics on the basis set forth in Section 7.4 below), revocable (per the terms of this Agreement), worldwide, fully paid-up license during the Term to reproduce, exploit and use the Assemble-Build Intellectual Property to make, use, sell and import Products in conformance with all Product Specifications. The foregoing license specifically includes the right to purchase materials and components from third parties containing Enphase’s Intellectual Property
2.2    Marks. Under this Agreement and according to these terms, Enphase hereby grants to Flextronics a limited, non-exclusive, non-transferable (provided, however, that the license shall be fully transferable and/or sublicenseable to one or more Affiliates of Flextronics on the basis set forth in Section 7.4 below), revocable (per the terms of this Agreement) worldwide, and fully paid-up license during the Term to use the Marks solely on and in connection with marketing, sale and distribution of the Products worldwide. Nothing in this Agreement shall be construed as conferring upon Flextronics any right to include any of the Marks in advertising, packaging, publicity or other commercial activities related to any Product.
(A)    Flextronics agrees that all uses of the Marks, including without limitation, related advertising, promotional, collateral materials and other related uses of the Marks by Flextronics shall conform to standards of color, size, font and design set by, and under the control of, Enphase, and all and Products provided by Flextronics shall comply with all legal standards and Product Specifications.

(B)    Flextronics agrees to use (i) ®, ™, or other appropriate trademark symbols, (ii) notices indicating ownership of the Marks; and (iii) use the Marks as adjectives followed by generic terms. Flextronics shall make advertising, packaging and labeling available to Enphase upon Enphase’s request from time to time for the purposes of satisfying Enphase of Flextronics’ compliance with this Agreement.
2.3    No Other Licenses. Each Party acknowledges and agrees that, except as expressly set forth in this Agreement, no licenses or rights under any intellectual property rights of the other Party are given or intended to be given by this Agreement to such other Party.
3.    INTELLECTUAL PROPERTY RIGHTS
3.1    Intellectual Property Ownership. Flextronics acknowledges and agrees that no license or ownership right in or to any Assemble-Build Intellectual Property underlying such modifications, improvements, enhancements and/or derivative works, except for the limited license granted in Section 2.1 above, is granted or transferred by Enphase, and that Enphase shall remain the sole and exclusive owner of all Assemble-Build Intellectual Property. The Parties shall reasonably cooperate with each other as may be necessary from time to time in order to confirm in writing an applicable Party’s ownership of any of its intellectual property rights. Flextronics hereby acknowledges that Enphase is and will forever remain the sole and rightful owner of the Marks, and any use of a Mark by Flextronics pursuant to this Agreement and all goodwill arising from the use of the Marks shall inure solely to the benefit of Enphase. During the continuance and after a termination of this Agreement, Flextronics will not claim any right in or to any of the Marks or any trademarks confusingly similar thereto, other than the license to use the same as specifically provided in this Agreement, nor will Flextronics dispute or assist others to dispute the ownership or validity of any of the Marks. Flextronics shall not acquire or have any right, title or interest in and to the Marks as a result of the use of the Marks.
3.2    Third-Party IP. Except to the extent otherwise provided in the applicable Product Specification no Party shall knowingly incorporate, include or embed in any Product any (a) intellectual property of such Party that, to such Party’s actual knowledge, infringes or is alleged to infringe upon any valid and enforceable Third-Party IP or (b) Third-Party IP other than Third-Party IP (i) to which such Party owns all right, title and interest necessary to so incorporate, include or embed and (ii) that has been approved for such incorporation, inclusion or embedding by the other Party hereto pursuant to the applicable Product.
3.3    License Restrictions. Flextronics shall not take any action, or permit others to take any action, outside the scope of the licenses set forth in this Agreement.
3.4    Notice of Infringement. Each Party shall promptly notify the other Party should it learn that any third party is infringing any intellectual property of the other Party. No Party shall have any obligation hereunder to take any action to stop the alleged infringement of its Intellectual Property, and the failure of such Party to take any such action shall have no effect on the other Party’s rights or obligations hereunder.
4.    CONFIDENTIALITY.
4.1    Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, documentation, technical data or know-how of a Party included or incorporated in, relating to or provided in connection with any Assemble-Build

Intellectual Property or Product, whether disclosed in tangible or intangible form. Notwithstanding the foregoing, “Confidential Information” does not include information, documentation, technical data or know-how of a disclosing Party which (a) at the time of disclosure, is available to the general public; (b) at a later date, becomes available to the general public through no fault of the receiving Party, and then only after such later date; (c) the receiving Party can demonstrate by such receiving Party’s files and records was in its possession before receipt; (d) is independently developed by the receiving Party, without access to, or use of, any Confidential Information of the disclosing Party, as demonstrated by such receiving Party’s files and records; (e) is disclosed to the receiving Party without restriction on disclosure by a third party who had the lawful right to disclose such information in such manner; or (f) is disclosed pursuant to a court order or is otherwise required by law to be disclosed; provided that the receiving Party has notified the disclosing Party immediately upon learning of the possibility of any such court order or legal requirement and has given the disclosing Party a reasonable opportunity (and cooperated with the disclosing Party) to contest or limit the scope of such required disclosure (including application for a protective order).
4.2    Nondisclosure and Non-Use of Confidential Information. Each Party agrees not to use any Confidential Information of the other Party except to the extent reasonably required for such Party to perform its obligations or exercise its rights hereunder, including with respect to any Product. Each Party agrees not to disclose any Confidential Information of the other Party to any third person or entity other than to employees of such receiving Party who, prior to such disclosure, agree to be and are bound by confidentiality, nondisclosure and non-use obligations in content substantially similar to those contained in this Agreement. Each Party agrees that it shall take all reasonable steps to protect the secrecy of and avoid disclosure or use of the Confidential Information of the other Party in order to prevent it from falling into the public domain or the possession of unauthorized persons which shall include the highest degree of care that such Party utilizes to protect its own confidential information of a similar nature. A receiving Party shall promptly notify a disclosing Party of any misuse or misappropriation of any of the disclosing Party’s Confidential Information which may come to the attention of the receiving Party.
4.3    Continuing Obligation of Confidentiality. Notwithstanding the termination of this Agreement, the confidentiality, nondisclosure and non-use obligations hereunder with respect to each item of Confidential Information shall terminate five years from the date of receipt thereof by a receiving Party; provided, however, that any Confidential Information that constitutes a trade secret shall be entitled to all of the protections and benefits under any applicable trade secrets protection act(s) and any other applicable law and such information shall remain subject to the confidentiality, nondisclosure and non-use obligations hereunder with respect to Confidential Information until the later of (a) five years from the date of receipt thereof by a receiving Party or (b) the date upon which such information is no longer deemed to be a trade secret by a court of competent jurisdiction.
4.4    Return of Confidential Information. Within five days of the termination of this Agreement, any Confidential Information of a Party held or possessed by the other Party shall be promptly delivered to the Party to which such Confidential Information belongs or, if such delivery is not possible without commercially unreasonable expense or effort, such Confidential Information shall be destroyed or otherwise disposed of in a manner that adequately protects the confidentiality of such Confidential Information. Notwithstanding the foregoing, the Party returning and/or destroying such Confidential Information shall be entitled to retain one (1) archival copy of any materials or documents included in such Confidential Information solely for the purposes of monitoring such Party’s continuing obligations of confidentiality under this Agreement. Concurrently with its return and/or destruction of such Confidential Information, such Party shall furnish to the other Party a certification, signed by an authorized officer of such Party, attesting to the return and/or destruction of all Confidential Information in accordance with the terms of this Section 4.4.
5.    LIABILITY.
5.1    Representations, Warranties and Disclaimers. Each Party represents and warrants to the other Party that it has the full right and power to enter, execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated by this Agreement. In addition, Enphase represents and warrants that it owns the entire right, title and interest in the Assemble-Build Intellectual Property and in the Marks, and no claims have been asserted challenging its inventorship, ownership or right to use such intellectual property related to the Products and that it has the right to sell, license or otherwise transfer or encumber the Assemble-Build Intellectual Property and the Marks, and has obtained the assignment of all interests and all rights to the Assemble-Build Intellectual Property and the Marks from any and all third parties.
5.2    No Disputes or Litigation. Enphase represents and warrants that, to its knowledge after due inquiry, the intellectual property is not and has not been the subject matter of any dispute with any third party. Enphase further represents and warrants that, to its knowledge, except as set forth in Exhibit B hereto, no Third Party IP, is necessary to manufacture, sell or distribute the Prodduct.
5.3    No Infringement. Enphase represents and warrants that, to its knowledge after due inquiry, use of the Assemble-Build Instructions and the Marks does not infringe upon the rights of any third parties, and that no third party has infringed upon or misappropriated any rights in connection with any Intellectual Property rights.
5.4    Disclaimers. EXCEPT AS SET FORTH IN SECTIONS 5.1, 5.2 AND 5.3, FLEXTRONICS AND ENPHASE EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE GRANTED BY THIS AGREEMENT.
5.5    Indemnification. Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party (the “Indemnified Party”) and its Affiliates, employees, officers, directors, agents, successors and assigns (each, a “Related Party”) for any third party claim, demand or action (including any related losses, damages, attorneys’ fees or other expenses) (a “Claim”) arising out of or related to (a) any breach by the Indemnifying Party or any Related Party of the Indemnifying Party of any obligation, warranty or representation hereunder or (b) the gross negligence or willful misconduct of the Indemnifying Party or any Related Party of the Indemnifying Party. The Indemnified Parties shall notify the Indemnifying Party upon learning of any such Claim, shall permit the Indemnifying Party to control the defense of the Claim and shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in the defense of the Claim.
5.6    Limitations of Liability. EXCEPT WITH RESPECT TO BREACHES OF SECTION 4 (CONFIDENTIALITY) OR FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 5.5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT

(INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.
5.7    Subordination of Claims. Any claims or rights of Flextronics for breach of the representations and warranties arising under Sections 5.1-5.3 or for indemnification arising under Section 5.5 are expressly subject to and subordinated pursuant to the terms of Second Amended and Restated Intercreditor Agreement dated as of June 9, 2017, as such agreement may be amended or amended and restated from time to time, by and among Flextronics Industrial, Ltd and Obsidian Agency Services, Inc. (the “Intercreditor Agreement”).
6.    TERM AND TERMINATION
6.1    Term. The term of this Agreement (“Term”) shall commence on the date hereof and continue until terminated (x) by Flextronics for convenience, upon 30 days’ prior written notice to Enphase, (y) by Enphase on or after twenty-four months from the date hereof upon prior written notice to Flextronics, provided however, that if the date of the Initial Sale occurs after the first anniversary from the date hereof but before twenty-four months from the date hereof, then by Enphase on or after the first anniversary the Initial Sale, or (z) by either Party upon prior written notice to the other if the other Party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of 30 days after the delivery of written notice thereof by the terminating Party to the other Party.
6.2    Effect of Termination. Except as set forth in this Agreement, in the event of termination of this Agreement, the rights and obligations hereunder shall terminate immediately; provided, however, that any obligation that has accrued as of the termination date shall survive the termination of this Agreement; provided, further, that the rights and the obligations of the Parties set forth in Section 3.1 (Intellectual Property Ownership), Section 3.3 (License Restrictions), Section 4 (Confidentiality), and Section 7.5 (Governing Law) of this Agreement, along with any other provision of this Agreement which by its express terms continues after the termination of this Agreement, shall survive the termination of this Agreement (including termination following any rejection of this Agreement in a Bankruptcy) and shall continue in effect as described therein. In addition, any other provision required to interpret or to enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any termination of this Agreement shall be without prejudice to the rights of any Party against the other Party accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.
7.    ADDITIONAL COVENANTS/GENERAL TERMS.
7.1    Supply to Enphase Customers. Before offering to sell any Products to any third party, if requested by Enphase, Flextronics shall offer to sell such Product to Enphase’s then-current customers. Any such sale shall be on such prices, terms and conditions that Flextronics and such customers shall negotiate, and nothing herein shall require Flextroncis to offer to Enphase’s customers any of the current pricing, terms or conditions between Enphase and such customers.

7.2    Waiver. No failure or delay by either Party in enforcing any of its rights under this Agreement shall be construed as a waiver of the right to subsequently enforce any of its rights, whether relating to the same or a subsequent matter.
7.3    Notices. Any notices, requests, claims, demands, instructions and other communications to be given hereunder to either Party shall be in writing and delivered in person, sent by courier (such as Federal Express, UPS, or DHL) postage prepaid, or sent by registered or certified mail, postage prepaid, return receipt requested, in each case to the address of such Party set forth on the first page of this Agreement and (x) in the case of Enphase, to the attention of Bert Garcia, Vice President and Chief Financial Officer, with a copy to Enphase at the address set forth on the first page of this Agreement and directed to the attention of In-House Legal, and to Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111-5800, Attn: Robert L. Eisenbach III, and (y) in the case of Flextronics, to the attention of [________]. Any such notice shall be deemed sufficient if delivered personally or if delivered by any other means upon which the Parties shall mutually agree. Either Party may change the address to which notice is to be given by notice given in the manner set forth above.
7.4    Assignment. This Agreement may not be assigned or otherwise transferred (including in the event of a change of control or comparable transaction) by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Flextronics shall be permitted to assign the benefits of this Agreement, in whole or in part, to any Affiliate, provided that Flextronics shall remain liable for all of its obligations under this Agreement notwithstanding any such assignment. Any purported assignment in violation of this Section 7.4 shall be void.
7.5    No Rights in Third Parties. This Agreement does not grant any rights or remedies to any person or entity that is not a party to this Agreement. No person or entity is a third party beneficiary of this Agreement.
7.6    Governing Law. The laws of the state of California (but not any conflicts of law rules that would require the application of the laws of a different jurisdiction) govern this Agreement and all disputes related to this Agreement. The parties shall submit any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination, or validity of this Agreement, including without limitation any claim of inducement of this Agreement by fraud, for resolution by binding arbitration in accordance with the Comprehensive Arbitration Rules & Procedures of JAMS. The arbitration is to be held in Santa Clara County, California and be conducted in English by one arbitrator. The arbitrator shall be a retired judge selected from the panel of available arbitrators. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the foregoing sentence, should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other by any method other than set forth in this section, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys' fees incurred as a result of such action. Notwithstanding the above, each party has the right to file exclusively in the Santa Clara, California state court or the federal courts in and for the Northern District of California an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order, or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief. In the event of any dispute between the parties, the parties hereby knowingly and voluntarily agree that any and all matters shall be decided by a judge or arbitrator without a jury to the fullest extent permissible under applicable law

7.7    Import and Export Compliance. In the event either Party determines that any export or import laws or regulations of the United States or any other country apply to any Product, each Party shall cooperate and comply with the other Party’s reasonable requests to ensure that such Product is not exported or imported, directly or indirectly, in violation of, and is otherwise in compliance with, all such laws or regulations.
7.8    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
7.9    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be modified or excluded from this Agreement to the extent necessary to implement the purposes of this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so modified or excluded and shall be enforceable in accordance with its terms.
7.10    Entire Agreement. This Agreement and the Product Authorizations executed by the Parties pursuant to this Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated hereby. This Agreement may be amended, modified or supplemented only by written agreement of both of the Parties.
7.11    Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other Party, without the prior written consent of such other Party.
7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ENPHASE ENERGY, INC.		FLEXTRONICS INDUSTRIAL LTD.
By:	/s/ Bert Garcia	By:	/s/ Manny Marimuthu
Name:	Bert Garcia	Name:	Manny Marimuthu
Title:	CFO	Title:	Director

Exhibit A – Products
1. Finished goods consisting of Envoys, Inverters and other goods as may be agreed to in writing by Enphase and Flextronics, whenever made and wherever located for which Flextronics retains title.
2. Works in progress of Envoys, Inverters and other goods as may be agreed to in writing by Enphase and Flextronics, whenever made and wherever located for which for which Flextronics retains title.

Exhibit B – Third Party Licenses

May 8, 2007 License between Enphase and Digital Core Design.